SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 2, 2007
SEDONA CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	0-15864	95-4091769
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1003 West Ninth Avenue King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 337-8400
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS
ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On March 2, 2007, SEDONA (the “Company”) sold 1,578,947 shares of the Company’s common stock (the “Shares”) to an accredited investor (the “investor”) in private placement transaction in exchange for $300,000 at a price of $0.19 per share. The proceeds of the sale shall be used for working capital. The terms of sale provide that one half of the Shares shall be restricted from trading until the Shares are registered, and the first to occur of the following events: (1) the Company’s common stock trades at a market price of $0.60 per share or greater; or (2) Six (6) months from February 23, 2007 have elapsed. The remaining one half of the shares shall be restricted from trading until the Shares are registered and the first to occur of the following events: (1) the Company’s common stock trades at a market price of $1.00 per share or greater or (2) Twelve (12) months from February 23, 2007 have elapsed.
In addition, the Company will issue the investor three (3) year warrants to purchase 789,473 shares of common stock at an exercise price of $0.285. The common shares underlying these warrants shall be restricted until registration of the Shares is completed and six (6) months from February 23, 2007 has elapsed. The Company shall have no call rights on these warrants.
The above terms are subject to the execution and delivery of definitive agreements and compliance with all applicable federal and state laws.
The Company used a placement agent in connection with this transaction. The placement agent will receive as compensation the sum of $15,000 and 600,000 three (3) year warrants to purchase common stock of the Company at an exercise price of $0.285 per share (the “Placement Agent Warrants”). The Company shall enter into a registration rights agreement granting piggyback registration rights with respect to the shares of common stock issuable upon exercise of the Placement Agent Warrants.
ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES
On March 2, 2007, SEDONA (the “Company”) entered into an agreement to sell unregistered securities. Please see Item 1.01 for additional information regarding this transaction.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: March 5, 2007

SEDONA CORPORATION
By:	/s/ MARCO EMRICH
Marco Emrich
President and Chief Executive Officer

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